Exhibit 99.1

For Immediate Release

INTER PARFUMS, INC. ANNOUNCES INITIAL 2024 GUIDANCE

Net Sales of $1.45 Billion and Earnings Per Diluted Share of $5.15

NEW YORK – November 21, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today announced that it expects 2024 net sales of $1.45 billion, resulting in earnings per diluted share of $5.15. This represents a 12% increase in net sales and an 8% increase in earnings per diluted share compared to 2023 guidance of $1.3 billion in net sales and $4.75 in earnings per diluted share. Guidance for 2023 and 2024 assumes that the average dollar/euro exchange rate remains at current levels.

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. noted, “With ongoing momentum in the fragrance market, coupled with innovative blockbusters, enrichment from line extensions, and incremental sales from our newest brands, Roberto Cavalli and Lacoste, 2024 has all the attributes of another record year for us.

“For our European based operations, we have a number of new programs in the works. For Montblanc, we have an extension of the Legend line in early 2024, followed by a new four-scent premium collection. There are also several innovations lined up for Jimmy Choo, including the I Want Choo and Flash fragrance lines. We will also enrich Coach Dreams with a new extension in the fall.

“Our mid-sized brands will also welcome new entrants throughout the year, including a line extension for Van Cleef & Arpels. For the brands we own, we have a line extension for Rochas Mademoiselle, and a limited edition Lanvin Éclat d’Arpège set for the spring.

“For our United States based operations, our largest brand within the group, GUESS, has a new four-scent collection, Amore, in the pipeline, in addition to an extension for the Uomo franchise and a new blockbuster debuting in 2024. With only one year under our expertise, Donna Karan/DKNY fragrance sales performed very well in 2023, and brand sales are projected to further increase, particularly with the recent DKNY brand extension and planned launch of a new blockbuster for DKNY during the summer of 2024.

“Abercrombie & Fitch Fierce distribution is proceeding as planned in Europe. In early 2024, we will initiate Phase 2, targeting Asia-Pacific and Latin America. Additionally, a new blockbuster duo, Passion, will join the Abercrombie & Fitch fragrance family.

“With shipments of Cavalli and Lacoste fragrances beginning in January, their combined fragrance sales should add approximately 7% to our topline growth in 2024. For Lacoste, our go-forward strategies are well underway, and we plan to relaunch the brand’s original fragrances in 2024 and roll-out our first blockbuster in 2025. We plan to launch our first extension for Cavalli during the summer, in addition to hair and body fragrance mists and a Just Cavalli duo.

“We will be boosting Ferragamo’s fragrance lines with two extensions planned for distribution in early 2024. We’ve also reinforced our commitment to our Italian operations by designating our Florence, Italy office as a distribution hub for all of our brands, in both our European based operations and United States based operations, beginning in 2024.

“For full-year 2024, we expect our established brands will produce approximately 5% organic growth across our global business, inclusive of travel retail.”

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November 21, 2023

Michel Atwood, Chief Financial Officer of Inter Parfums, Inc. concluded, “While our gross margin in 2024 should broadly approximate those of 2023, the rate of 2024 sales growth exceeds that of earnings, primarily because of launch investment associated with our two newest brands, Cavalli and Lacoste. Furthermore, the Lacoste non-cash amortization expense of the acquisition cost should reduce earnings per diluted share by approximately $0.11.

“Going into the new year, once we have further visibility into 2023 holiday sell-out trends and how 2024 has started post-holiday, we will provide an update on our expectations, if warranted. As we continue on the positive trajectory in achieving yet another record-level sales and earnings year, we are confident in our expertise to drive further growth and earnings power.”

About Inter Parfums, Inc.

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information
Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Investor Relations Counsel
Chief Financial Officer		Karin Daly (212) 836-9623 / kdaly@equityny.com
(212) 983-2640		Linda Latman (212) 836-9609 / llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com